EXHIBIT 21.1


                              LIST OF SUBSIDIARIES
                                       OF
                               PRACTICEXPERT, INC.

1.    Practice Xpert Services Corp. was incorporated in California.

2. Healthcare Administrative Management Corporation was incorporated in California.

3.    Healthcare Billing Solutions, Inc. was incorporated in Montana.

4.    KR Johnson & Associates, Inc. was incorporated in Idaho.

5.    PracticeXpert of Texas, Inc. was incorporated in Texas.

6. National Health Care Management Services, Inc. was incorporated in West Virginia.



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